Exhibit 16.1

October 26, 2021

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the section under the heading “Changes in Registrant’s Certifying Accountant” included in the Form 8-K of Guerrilla RF, Inc. to be filed on or about October 26, 2021 and agree with the statements contained therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully submitted,

/s/ Raich Ende Malter & Co. LLP

Melville, New York